Exhibit G

FORM OF LOCK-UP AGREEMENT FOR THE SELLING STOCKHOLDERS AND SELLING UNITHOLDERS

July     , 2016

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

c/o Merrill Lynch, Pierce, Fenner & Smith

                            Incorporated

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering by Hudson Pacific Properties, Inc.

Dear Sirs:

The undersigned, an equityholder and/or an officer and/or a director of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), and/or Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company, the Operating Partnership and the selling stockholders named therein, providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that the Public Offering will confer upon the undersigned as a stockholder and/or an officer and/or a director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Underwriter that, during a period of 30 days from the date of the Underwriting Agreement (the “Lock-up Period”), the undersigned will not, without the prior written consent of the Underwriter, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended (the “1933 Act”) with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing: (i) the restrictions set forth in the preceding sentence shall not apply to the undersigned’s sale of shares of Common Stock pursuant to the Underwriting Agreement; (ii) if the undersigned is a party to a Purchase Agreement, the restrictions set forth in the preceding sentence shall not apply to the undersigned’s sale of common units of the Operating Partnership in the Funded Redemption pursuant to such Purchase Agreement (such capitalized terms have the meanings set forth in the Underwriting Agreement); and (iii) in any case, subject to the conditions set forth below, the restrictions set forth in the preceding sentence shall not apply to:

(1) (i) gifts or other dispositions by will or intestacy (including, without limitation, any disposition from a revocable trust, family trust or similar trust arrangement providing for the distribution of assets upon death or intestacy); (ii) transfers made to (x) limited partners, members, stockholders or affiliates of the undersigned or (y) any corporation, partnership, limited liability company or other entity all of the equity interests of which are owned, directly or indirectly, by the undersigned; (iii) bona fide gifts, sales, distributions, contributions or other dispositions, in each case that are made exclusively between and among the undersigned and (w) members of the undersigned’s family, (x) affiliates of the undersigned that are controlled by the undersigned, or (y) a trust the beneficiaries of which are, (A) a limited liability company the membership interest holders of which are, or (B) a partnership the partners of which are, exclusively the undersigned and/or members of the undersigned’s family; or (iv) donations or transfer to charitable organizations; provided, however, that in the case of any gift, sale, distribution, contribution, transfer or other disposition pursuant to this clause (1), it shall be a pre-condition that (a) the recipient, transferee or donee, as applicable, executes and delivers to the Underwriter a signed lock-up agreement for the balance of the Lock-up Period, (b) no filing by any party under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer or distribution, (c) each party shall agree to not voluntarily make, any public announcement of the transfer or disposition and (d) the undersigned notifies the Underwriter at least three business days prior to the proposed gift, sale, distribution, contribution, transfer or other disposition; or

(2) the sale of the undersigned’s shares of Common Stock pursuant to the Underwriting Agreement or common units (the “Common Units”) of the Operating Partnership pursuant to any Purchase Agreement (as defined in the Underwriting Agreement) to which the undersigned is a party; or

(3) transactions relating to shares of Common Stock acquired by the undersigned in the open market after completion of the Public Offering; provided, however, that (a) any subsequent sale of the shares of Common Stock acquired in the open market are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales; or

(4) the exchange of shares of Common Units of the Operating Partnership for shares of Common Stock, provided, that, with respect to this clause (4), other than any shares of Common Stock to be sold pursuant to the Underwriting Agreement any such shares of Common Stock issued upon such exchange are subject to this lock-up agreement and that any filings required to be made with Securities and Exchange Commission or other publicity made regarding the same will indicate that such shares of Common Stock are subject to this lock-up agreement;

(5) the pledge, hypothecation or other granting of a security interest in Common Stock or Common Units of the Operating Partnership to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Stock or Common Units, provided, that the undersigned or the Company, as the case may be, shall provide the Underwriter prior written notice informing them of any public filing, report or announcement with respect to such pledge, hypothecation or other grant of a security interest; or

(6) the filing of an amendment or replacement of an existing resale prospectus supplement filed pursuant to Rule 424(b)(7) with respect to the Company’s Registration Statement on Form S-3 (File No. 333-202799).

The undersigned understands that, if (i) the Underwriting Agreement (other than the provisions which survive termination under the terms thereof) shall terminate or be terminated prior to payment for the delivery of the Common Stock to be sold thereunder, (ii) the Company informs the Underwriter that it does not intend to proceed with the Public Offering, or (iii) the Underwriting Agreement for the Public Offering is not executed by July 25, 2016, the undersigned shall be released from all obligations under this agreement and this agreement shall be of no further effect.

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The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

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